Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-153023), Form S-3D (No. 333-111905) and Form S-3 (No. 333-136106) of Farmers National Banc Corp. of our report dated March 14, 2011, relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Farmers National Banc Corp. for the year ended December 31, 2010.

Crowe Horwath LLP
Cleveland, Ohio
March 14, 2011